Exhibit 99.(j)(1)

PricewaterhouseCoopers LLP PricewaterhouseCoopers Center 300 Madison Avenue New York NY 10017 Telephone (646) 471 3000 Facsimile (813) 286 6000

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 21, 2007, relating to the financial statements and financial highlights, which appears in the October 31, 2007 Annual Report to Shareholders of First Eagle Global Fund, First Eagle Overseas Fund, First Eagle U.S. Value Fund, First Eagle Gold Fund and First Eagle Fund of America, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
February 25, 2008